EXHIBIT 99.2

RPX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of RPX Corporation (hereinafter referred to as the "Company" or "RPX" or "we" and similar terms unless the context indicates otherwise) and Inventus Solutions, Inc. ("Inventus") and are adjusted to give effect to the January 22, 2016 acquisition of Inventus. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 give effect to the acquisition of Inventus as if it had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of December 31, 2015 gives effect to the acquisition of Inventus as if it had occurred on December 31, 2015.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. The estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date).

The pro forma condensed combined financial statements do not necessarily reflect what the combined companies' financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved if RPX and Inventus had been a combined company during the period presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that RPX may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with RPX's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as Inventus's historical consolidated financial statements and related notes for the year ended December 31, 2015 which are included as Exhibit 99.1 to this Current Report filed on Form 8-K/A.

RPX CORPORATION
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2015
(in thousands)
(unaudited)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	RPX	Inventus
Assets
Current assets:
Cash and cash equivalents	$94,983	$6,183	$(61,295)	A, J	$39,871
Short-term investments	231,015	—	(170,705)	J	60,310
Restricted cash	701	—	—		701
Accounts receivable, net	13,905	12,855	—		26,760
Prepaid expenses and other current assets	12,643	1,414	—		14,057
Total current assets	353,247	20,452	(232,000)		141,699
Patent assets, net	254,560	—	—		254,560
Property and equipment, net	4,733	3,102	—		7,835
Intangible assets, net	1,801	53,866	13,734	B	69,401
Goodwill	19,978	34,553	118,071	B	172,602
Restricted cash, less current portion	727	—	—		727
Deferred tax assets, less current portion	16,619	—	3,710	K	20,329
Other assets	6,896	228	—		7,124
Total assets	$658,561	$112,201	$(96,485)		$674,277

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$15,801	$6,328	$13,249	F	$35,378
Deferred revenue	110,921	—	—		110,921
Deferred payment obligations	2,383	—	—		2,383
Current maturities - term loan	—	2,900	(2,900)	G	—
Other current liabilities	467	3,705	(3,145)	G	1,027
Total current liabilities	129,572	12,933	7,204		149,709
Deferred revenue, less current portion	4,731	—	—		4,731
Term loan and subordinated debt	—	72,065	(72,065)	G	—
Deferred tax liability	—	4,109	(4,109)	K	—
Other liabilities	7,779	2,400	(1,391)	G	8,788
Total liabilities	142,082	91,507	(70,361)		163,228

Convertible redeemable preferred stock	—	45,547	(45,547)	E	—

Stockholders’ equity:
Common stock	5	1	(1)	E	5
Additional paid-in capital	344,610	99	(99)	E	344,610
Retained earnings	172,115	(24,843)	19,413	E, F, K	166,685
Accumulated other comprehensive loss	(251)	(110)	110	E	(251)
Total stockholders’ equity (deficit)	516,479	(24,853)	19,423	E	511,049
Total liabilities, convertible redeemable preferred stock, and stockholders’ deficit	$658,561	$112,201	$(96,485)		$674,277

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

RPX CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the year ended December 31, 2015
(in thousands, except per share data)
(unaudited)

	Historical		Unified	Pro Forma Adjustments		Pro Forma Combined
	RPX	Inventus	Adjustments
			Note 2
Revenue	$291,881	$49,442	$2,931	$—		$344,254
Cost of revenue	148,858	19,195	1,303	1,545	C	170,901
Selling, general and administrative expenses	77,428	29,088	1,263	(4,234)	C, D	103,545
Gain on sale of patent assets, net	(592)	—	—	—		(592)
Operating income	66,187	1,159	365	2,689		70,400
Other income (expense), net	(688)	(8,445)		6,985	G, H	(2,148)
Income (loss) before provision for income taxes	65,499	(7,286)	365	9,674		68,252
Provision for income taxes	26,077	427	73	(4,058)	I, K	22,519
Net income (loss)	$39,422	$(7,713)	$292	$13,732		$45,733

Net income per share:
Basic	$0.72					$0.84
Diluted	$0.71					$0.83
Weighted-average shares used in computing net income per share:
Basic	54,432					54,432
Diluted	55,410					55,410

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

RPX CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combine the positions of RPX and Inventus as if the acquisition had occurred on December 31, 2015 and the condensed combined statement of operations for the year ended December 31, 2015 combine the results of operations of RPX and Inventus as if the acquisition had occurred on January 1, 2015.

1.	Acquisition of Inventus Solutions, Inc.

On January 22, 2016, RPX and National Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary (the “Merger Sub”), completed a transaction in which Inventus became our wholly-owned subsidiary pursuant to a previously-announced Agreement and Plan of Merger (the “Merger Agreement”) entered into on December 13, 2015 among RPX, Merger Sub, Inventus and Inventus Intermediate, LLC, a Delaware limited liability company, as principal stockholder of Inventus and as the representative of Inventus's stockholders and holders of vested options. The acquisition was accomplished by RPX's purchase of all of the outstanding membership interests of Inventus for an aggregate consideration of $232 million, net of adjustments for Inventus's cash and working capital (the "Consideration"), subject to adjustment pursuant to customary post-closing net working capital adjustment procedures.

Inventus is a discovery management solutions provider and this acquisition is expected to expand RPX's business into the litigation discovery management market.

The following table summarizes the cash paid and the preliminary estimated fair values of the assets and the liabilities assumed as if the acquisition of Inventus occurred on December 31, 2015 (in thousands):

Preliminary purchase price allocation

	Preliminary Estimated Fair Value	Estimated useful life
Total estimated consideration transferred	$232,000

Cash and cash equivalents	6,183
Accounts receivable, net	12,855
Prepaid taxes and other current assets	1,414
Property and equipment, net	3,102
Deferred income taxes, net
Intangible assets:
Customer relationships	58,000	9 - 10 years
Trademarks	3,200	1 - 6 years
Developed technology	6,400	3 years
Other long-term assets	228
Accounts payable and accrued liabilities	(6,328)
Capital lease obligations	(1,096)
Deferred tax liabilities	(4,109)
Other long-term liabilities	(473)
Net assets acquired	79,376

Goodwill	$152,624

The goodwill recorded is primarily attributable to the Company's opportunity to expand into the litigation discovery management market and is not expected to be deductible for tax purposes. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has finalized its valuations and necessary calculations. The final allocation may include changes in fair values of customer relationships, trademarks, and developed technology and other changes to the acquired net assets.

2.	Inventus's Acquisition of Unified OS Limited and Kooby LLP

On March 11, 2015, Inventus acquired London based Unified OS Limited and certain of its affiliates as well as certain assets of Kooby LLP ("Unified") for a total purchase consideration of $34.7 million. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 give effect to the acquisition of Unified as if it had occurred on January 1, 2015. The following table summarizes the allocation of the total purchase consideration to the fair value of the assets acquired and liabilities assumed during Inventus's purchase of Unified (in thousands):

Cash	$1,034
Accounts Receivable	5,573
Other current assets	568
Property, plant and equipment	656
Identifiable intangible assets	25,328
Goodwill	7,941
Total assets acquired	41,100
Total liabilities assumed	(6,427)
Fair value of assets acquired and liabilities assumed	$34,673

The following table summarizes the components of the identifiable intangible assets acquired and their estimated useful lives in conjunction with the acquisition of Unified (in thousands):

	Fair Value	Estimated
	Amount	useful life
Trade names	$885	2.5 years
Developed technology	2,722	4 years
Customer relationships	21,721	8 years
Total identifiable intangible assets	$25,328

Further information regarding this transaction is provided in the Inventus financial statements that are included as Exhibit 99.1 to this Current Report filed on Form 8-K/A.

3.	Pro forma financial statement adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

A	To record the $232 million cash paid to fund the acquisition of Inventus.

B	To record the estimated fair values of the identifiable intangible assets and goodwill resulting from the acquisition.

C	To adjust amortization expense of identifiable intangible assets for the year ended December 31, 2015 resulting from the purchase price allocation (see A and B above).

D	To eliminate $2.3 million of nonrecurring transaction costs that were incurred during the year ended December 31, 2015 that were directly related to the acquisition of Inventus.

E	To eliminate Inventus's historical stockholders' equity balances.

F	To accrue for nonrecurring transaction costs of $13.2 million that would have been incurred if the acquisition were completed on December 31, 2015.

G
To eliminate historical debt and associated deferred debt issuance costs and other liabilities, and related amortization, interest, and other expenses, as these balances were extinguished upon the Company's acquisition of Inventus.

H	To reduce interest income by $0.6 million using a 0.25% interest rate related to use of $232 million in cash for the acquisition.

I	To reflect the income tax effect of pro forma adjustments based on the Company's estimated blended federal and state statutory tax rate of 39% during the year ended December 31, 2015.

J	To adjust for the Company's liquidation of $170.7 million of investments to cash subsequent to December 31, 2015 but before its acquisition of Inventus.

K
To remove the valuation allowance of $7.8 million applied to Inventus's deferred taxes to effect RPX's acquisition and utilization of the deferred tax assets to which the allowance is applied. As a result, the net deferred tax liability of $4.1 million is reclassified to a net deferred tax asset of $3.7 million.